EXHIBIT A

The undersigned each hereby certifies and agrees that the above Amendment to Schedule 13D concerning securities issued by Catheter Precision, Inc. is being filed on behalf of each of the undersigned.

JENKINS FAMILY CHARITABLE INSTITUTE

By: /s/ Casey A. Jenkins
Date: January 3, 2025
Casey A. Jenkins, Trustee

/s/ Casey A. Jenkins
Date: January 3, 2025
CASEY A. JENKINS